Exhibit 10.35

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

THIS DISSOLUTION AGREEMENT (the “Agreement”) is entered into effective as of February 6, 2024 (“Effective Date”), by and among Voxall Therapeutics, LLC (formerly Kyma Therapeutics, LLC) (“VOX”), Pyxis Oncology, Inc. (“PYXS”) and Alloy Therapeutics, Inc. (“ATX”, each VOX, PYXS, and ATX, individually a “Party” and collectively the “Parties”).

WHEREAS, PYXS and VOX entered into a Pyxis Contribution Agreement, Pyxis License Agreement, and Pyxis Services Agreement; ATX and VOX entered into an Alloy Contribution Agreement, Alloy Master Services Agreement, and Alloy License Agreement; and the Parties entered into an Amended and Restated Operating Agreement (the “Operating Agreement”) and Collaboration Agreement (“Collaboration Agreement”, all agreements in this paragraph collectively the “VOX Agreements”);

WHEREAS, the Parties have agreed pursuant to the relevant provisions of each VOX Agreement to terminate all VOX Agreements, and the Operating Agreement to dissolve VOX; and

WHEREAS, the Parties now wish to clarify certain rights and responsibilities regarding the VOX programs, assets, and liabilities, including the program for Initial Selected Target 1 [***] (“Initial Selected Target 1”), in view of the dissolution of VOX.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Dissolution of Voxall Therapeutics, LLC
1.1.
Approval of Dissolution by Voxall Board of Directors and Founding Members. The VOX Board of Directors, and the VOX founding members PYXS and ATX, hereby elect to dissolve VOX per Section 12.01(ii) of the Operating Agreement.
1.2.
Dissolution Process. Unless otherwise detailed in this Agreement, the Parties agree that VOX shall be liquidated and dissolved according to Sections 12.01-12.03 of the Operating Agreement and the Delaware Limited Liability Company Act as of the Effective Date of this Agreement.
1.3.
Cancellation of Debts. PYXS and ATX agree that all promissory notes issued by VOX to each of PYXS and ATX under the VOX Agreements, and other amounts owed by VOX to each of PYXS and ATX, shall be discharged in their entirety without further liability. PYXS and ATX further agree that no payments will be made by VOX to PYXS or ATX under Section 12.02 of the Operating Agreement unless specifically set forth in this Agreement.
1.4.
Liquidation of Proceeds. The Parties agree that any proceeds remaining following the dissolution of VOX shall be split in the following manner: 50% of proceeds to PYXS and 50% of proceeds to ATX.
1.5.
Assignment of Intellectual Property. The Parties agree that all intellectual property as pertaining to [***] (“Initial Selected Target 1 IP”), including but not limited to, antigens, animals, hybridomas, monoclonal and polyclonal antibodies, cell bank(s) and reagents, and any developments, discoveries, improvements or inventions (whether or not patentable or copyrightable), together with all patent or other intellectual property rights, shall be assigned, and hereby is assigned, to ATX, and ATX accepts such assignment of intellectual property. VOX and/or PYXS shall cooperate, at ATX’s expense, with all reasonable requests of ATX to facilitate and perfect ATX’s rights therein, including but not limited to, executing those documents as reasonably related to the application, prosecution, and maintenance of the Initial Selected Target 1 IP. Ownership of all other intellectual property originating from the VOX Agreements apart from the Initial Selected Target 1 IP, if any, shall follow inventorship and shall be assigned, and hereby is assigned, to the Party to which the inventor(s) owe an obligation of assignment, either contractually or by nature of their employment, of such intellectual property, either PYXS or ATX respectively.
1.6.
Ownership of Materials. All antigens, sera, animals, hybridomas, monoclonal and polyclonal antibodies, cell bank(s) and reagents related to Initial Selected Target 1 IP (“Initial Selected Target 1 Materials”) shall be transferred to ATX and shall be owned by ATX without payment to VOX or PYXS. Ownership of any other materials originating from the VOX Agreements apart from Initial Selected Target 1 Materials, if any, shall follow inventorship and shall be assigned, and hereby is assigned, to the Party to which the inventor(s) owe an obligation of assignment, either contractually or by nature of their employment or which originally procured (i.e., obtained by payment of consideration) and/or originally owned such materials.
1.7.
Termination of VOX Agreements; Incorporation by Reference. As of the Effective Date, all VOX Agreements shall be terminated, without further action or notice required on behalf of any Party hereto, and corresponding rights, responsibilities, and obligations of the Parties under the VOX Agreements shall cease in their entirety. Notwithstanding the foregoing, wherever specifically referenced in this Agreement, or necessary to provide context to this Agreement, the relevant provisions of the VOX Agreements shall survive termination solely for such purpose.

1.8.
Assumption of No Third-Party Claims. As of the Effective Date of this Agreement, the Parties are not aware of any third-party claims against VOX. However, upon or after liquidation, if such third-party claims arise, PYXS and ATX will negotiate an amendment to this Agreement in good faith to accommodate such claims.
2.
Rights of Alloy Therapeutics, Inc. Upon Dissolution
2.1.
Ownership and Management of Initial Selected Target 1 IP. Subject only to PYXS’ rights detailed herein, the Initial Selected Target 1 IP shall be owned in its entirety by ATX, and any preparation, filing, prosecution, maintenance, enforcement, or defense of the Initial Selected Target 1 IP shall be managed by ATX at its sole discretion and expense. The other Parties hereto shall cooperate reasonably with ATX in carrying out this provision, at ATX’s expense.
2.2.
Development and Commercialization of Initial Selected Target 1 Program. Subject only to PYXS’ rights detailed herein, ATX at its sole discretion and expense, may develop and commercialize the Initial Selected Target 1 Program. Any revenue derived from the commercialization, licensing, sale, or other monetization of the Initial Selected Target 1 (“Program Commercialization”) shall accrue solely to ATX.
2.3.
Abandonment of the Initial Selected Target 1 Program. If ATX, at its sole discretion, decides to abandon the Initial Selected Target 1 (“Program Abandonment”), ATX shall inform PYXS in writing of this decision at least [***] before irreparable loss occurs to either Initial Selected Target 1 IP or Initial Selected Target 1 Materials, at which time PYXS may choose at its sole discretion and expense whether to assume the Initial Selected Target 1 Program. Upon written notice by ATX of Program Abandonment, if within [***]: (1) PYXS elects to assume responsibility for the Initial Selected Target 1 Program, as confirmed in written notice to ATX, ATX shall transfer and assign all rights in all Initial Selected Target 1 IP and Initial Selected Target 1 Materials to PYXS, including without limitation, any Initial Selected Target 1 IP and Initial Selected Target 1 Materials developed by or for ATX following the Effective Date, and PYXS shall have no further obligation to ATX regarding the Initial Selected Target 1 Program; or (2) if PYXS elects not to assume the Initial Selected Target 1 Program or fails to respond to ATX, then ATX shall have no further obligation to PYXS and may proceed with Program Abandonment at its sole discretion.
3.
Rights of Pyxis Oncology, Inc. Upon Dissolution
3.1.
Program Updates and Agreement to Negotiate. Until [***], or the events of Section 3.2, per the terms of this Agreement, upon the request of PYXS, ATX will: (a) up to [***], provide PYXS an update on the research and development of the Initial Selected Target 1 Program, or indicate if no progress has been made (“Program Update”); and/or (b) negotiate in good faith with PYXS to exclusively license the Initial Selected Target 1 Program to PYXS at commercially reasonably terms, but in any case upon terms at least as favorable as PYXS would have been entitled to under the VOX Agreements.
3.2.
[***]
4.
Releases

Unless otherwise specifically detailed in this Agreement, each of the Parties, both for itself and for its affiliates, and any successors and assigns of any of the foregoing, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby fully and completely forever release and discharge the other Parties, and each of their respective subsidiaries, affiliates, and any successors and assigns, from any and all claims, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever arising from the VOX Agreements (collectively, “Claims”), in law or equity, whether known or unknown, fixed or contingent, based on or arising out of any matter, cause, act or omission whatsoever, occurring or existing at any time up to and including the date hereof; provided, however, that the foregoing shall not release any Party from any obligation of such Party under any provision of this Agreement arising on or after the date hereof.

5.
Miscellaneous
5.1.
Entire Agreement; Construction. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, as to such subject matter. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.
5.2.
Confidentiality. The confidentiality provisions of Article 5 of the Collaboration Agreement shall be incorporated into this Agreement by reference and continue to apply as applicable.
5.3.
Dispute Resolution. The dispute resolution provisions of Section 9.6 of the Collaboration Agreement shall be incorporated into this Agreement by reference and continue to apply as applicable.
5.4.
Amendment, Assignment, Successors. This Agreement may be amended or modified only by a writing signed by the Parties, and may not be assigned by a Party without the written consent of the other Parties; provided that a Party may assign this Agreement upon written notice to the other Parties to an affiliate or a successor to that area of the assigning Party’s business to which this Agreement is related. This Agreement will be binding upon and will inure to the benefit of the respective successors and permitted assigns of the Parties hereto.
5.5.
No Waiver. No provision of or right under this Agreement will be deemed to have been waived or amended by any act or acquiescence on the part of a Party, its affiliates, or their representatives, but only by an instrument in writing signed by an authorized representative of such Party. No waiver by a Party of any breach of this Agreement by another Party will be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.
5.6.
Notices.

If to Pyxis: Pyxis Oncology, Inc. 321 Harrison Ave., Floor 11 Suite 1 Boston, MA 02118 Attention: Chief Executive Officer Email: [___]	If to Alloy: Alloy Therapeutics, Inc. 275 Second Ave, Suite 200 Waltham, MA 02451 Attention: Legal Department Email: [___]

5.7.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of Delaware without taking into account its principles on conflicts of law.
5.8.
Severability. This Agreement is severable, and in the event that any of these covenants or provisions will for any reason be adjudged, decreed or ordered by any court of competent jurisdiction to be unenforceable in any respect, such covenants or provisions will be deemed modified to the extent necessary to render all of them enforceable and such judgment, decree or order will not affect, impair or invalidate any of the remaining covenants or provisions of this Agreement.
5.9.
Execution; Counterparts. This Agreement may be executed by electronic transmission and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

[Signature Page Follows]

PYXIS ONCOLOGY, INC.		ALLOY THERAPEUTICS, INC.

By:	/s/ Lara Sullivan	By:	/s/ Errik B. Anderson
Name:	Lara Sullivan	Name:	Errik B. Anderson
Title:	Chief Executive Officer	Title:	CEO, Chairman, & Founder

VOXALL THERAPEUTICS, LLC

By:	/s/ Errik B. Anderson
Name:	Errik B. Anderson
Title:	Director

By:	/s/ Lara Sullivan
Name:	Lara Sullivan
Title:	Director